EXHIBIT 99.1

Contacts:
Analysts:	Robert Lentz
614-876-2000

Media:	Deb Strohmaier
740-549-6074

GREIF, INC. REPORTS THIRD QUARTER OF FISCAL 2005 RESULTS

DELAWARE, Ohio (August 31, 2005) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in paper, corrugated packaging and timber, today announced results for its third quarter ended July 31, 2005. Net income before restructuring charges and timberland gains (special items) was $27.4 million for the third quarter of 2005 compared with $23.1 million for the third quarter of last year. Diluted earnings per share before special items were $0.93 versus $0.80 per Class A share and $1.42 versus $1.22 per Class B share for the third quarter of 2005 and 2004, respectively.

The Company reported GAAP net income of $50.7 million for the third quarter of 2005 compared with $14.9 million for the third quarter of last year. Diluted earnings per share were $1.71 versus $0.51 per diluted Class A share and $2.63 versus $0.79 per diluted Class B share for the third quarter of 2005 and 2004, respectively. The Company’s third quarter of 2005 results were positively impacted by higher timberland gains and lower restructuring charges compared to the third quarter of 2004.

Michael J. Gasser, chairman and chief executive officer, said, “We are pleased with the strong cash flows and substantial reduction in debt during the third quarter, which benefited from the completion of the first phase of a significant timberland transaction. We also took action to mitigate soft market conditions, particularly in North America, by expanding commercial excellence activities and adjusting costs consistent with operating performance. We are encouraged by generally stronger order intake levels during August across our North America product portfolio. Additional contributions from the Greif Business System and benefits from our strategic sourcing initiative position us to deliver strong year-over-year improvement in 2006.”

A reconciliation of the differences between all non-GAAP financial measures disclosed in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net sales rose 4 percent (2 percent excluding the impact of foreign currency translation) to $609.0 million for the third quarter of 2005 from $584.8 million for the same quarter of 2004. The net sales improvement was attributable to the Industrial Packaging & Services segment ($20.5 million increase) and the Paper, Packaging & Services segment ($7.9 million increase), partially offset by $4.2 million of lower planned sales in the Timber segment. Higher selling prices, primarily in response to higher year-over-year raw material costs, were partially offset by lower volumes for certain products, which reflected soft market conditions experienced by many of the Company’s customers. These market conditions appear to be turning favorable since quarter-end.

Gross profit was $93.5 million, or 15.3 percent of net sales, for the third quarter of 2005 versus $99.9 million, or 17.1 percent of net sales, for the third quarter of 2004. Improved selling prices and additional labor and other manufacturing efficiencies related to the Greif Business System (see “Transformation to the Greif Business System below) were more than offset by higher raw material costs and lower absorption of fixed costs.

Selling, general and administrative (SG&A) expenses were $52.2 million, or 8.6 percent of net sales, for the third quarter of 2005 compared to $57.1 million, or 9.8 percent of net sales, for the same period a year ago. SG&A expenses continue to be adjusted consistent with changes in operating performance.

Operating profit before restructuring charges and timberland gains increased 2 percent to $44.1 million for the third quarter of 2005 compared to $43.2 million for the third quarter of 2004. This increase was primarily attributable to the Industrial Packaging & Services segment ($2.1 million increase) and the Paper, Packaging & Services segment ($2.1 million increase), partially offset by a $3.3 million decline in the Timber segment due to lower planned sales for the quarter. There were $5.3 million of restructuring charges for the third quarter of 2005 compared to $12.3 million for the third quarter of 2004 and $43.7 million of timberland gains for the third quarter of 2005 compared to $0.9 million of timberland gains for the third quarter of 2004. GAAP operating profit was $82.5 million for the third quarter of 2005 compared to $31.8 million for the same period last year.

Business Group Results

Industrial Packaging & Services

The Industrial Packaging & Services segment offers a comprehensive line of industrial packaging products, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products and polycarbonate water bottles throughout the world. The key factors influencing profitability in the third quarter of 2005 compared to the third quarter of 2004 in the Industrial Packaging & Services segment were:

•	Higher selling prices;

•	Lower sales volumes for steel and fibre drums;

•	Benefits from the Greif Business System;

•	Higher raw material costs, especially steel and resin;

•	Lower restructuring charges; and

•	Impact of foreign currency translation.

In this segment, net sales rose 5 percent (3 percent excluding the impact of foreign currency translation) to $456.6 million for the third quarter of 2005 from $436.1 million for the same period last year. Selling prices rose primarily in response to higher raw material costs during the quarter, especially steel and resin, compared to the same quarter last year. Sales increased due to higher prices, which were partially offset by lower sales volumes for steel and fibre drums.

Operating profit before restructuring charges rose to $36.1 million for the third quarter of 2005 from $34.0 million for the same period a year ago. Restructuring charges were $4.8 million for the third quarter of 2005 compared to $10.4 million the prior year. The Industrial Packaging & Services segment’s gross profit margin declined to 16.0 percent for the third quarter of 2005 from 18.1 percent in the third quarter of 2004. This decline was due to lower sales volumes and higher raw material costs, which were partially offset by improved selling prices and labor and other manufacturing efficiencies resulting from the Greif Business System. GAAP operating profit was $31.3 million for the third quarter of 2005 compared to $23.6 million for the third quarter of 2004.

Paper, Packaging & Services

The Paper, Packaging & Services segment sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing profitability in the third quarter of 2005 compared to the third quarter of 2004 in the Paper, Packaging & Services segment were:

•	Higher selling prices;

•	Higher sales volumes for containerboard;

•	Lower sales volumes for corrugated sheets and containers; and

•	Lower restructuring charges.

In this segment, net sales rose 6 percent to $151.6 million for the third quarter of 2005 from $143.6 million for the same period last year due to improved selling prices for this segment’s products and improved sales volumes for containerboard. Sales volumes for corrugated sheets and containers were down on a year-over-year comparison.

Operating profit before restructuring charges was $7.9 million for the third quarter of 2005 compared to $5.8 million in the prior year. Restructuring charges were $0.5 million for the third quarter of 2005 versus $1.9 million a year ago. The increase in operating profit before restructuring charges was primarily due to improved selling prices and volumes in the containerboard operations, partially offset by lower sales volumes for corrugated sheets and containers and higher transportation and energy costs. GAAP operating profit was $7.4 million for the third quarter of 2005 compared to $3.9 million for the third quarter of 2004.

Timber

The Timber segment owns approximately 246,000 acres of timber properties in southeastern United States, which are actively harvested and regenerated, and approximately 37,000 acres in Canada. The key factors influencing profitability in the third quarter of 2005 compared to the third quarter of 2004 in the Timber segment were:

•	Lower planned level of timber sales; and

•	Higher gain on sale of timberland.

Timber net sales were $0.9 million for the third quarter of 2005 compared with $5.1 million for the third quarter of 2004. Operating profit before restructuring charges and timberland gains was $0.1 million for the third quarter of 2005 compared to $3.5 million a year ago. Restructuring charges were insignificant for the third quarter in both years. Timberland gains were $43.7 million for the third quarter of 2005 versus $0.9 million for the same quarter last year. GAAP operating profit was $43.8 million for the third quarter of 2005 compared to $4.3 million for the third quarter of 2004.

As previously reported, in May 2005, the Company completed the first phase of the sale of 56,000 acres of timberland, timber and associated assets for $90 million. In this first phase, 35,000 acres of the Company’s timberland holdings in Florida, Georgia and Alabama were sold for $51.0 million, resulting in a gain of $42.1 million, in the third quarter of 2005. The second phase of this transaction is expected to occur in several installments during 2006, and the Company will recognize additional timberland gains in its consolidated statements of income in the periods that these transactions occur.

Transformation to the Greif Business System

The Company’s transformation to the Greif Business System continues to generate productivity improvements and achieve permanent cost reductions. The transformation, which began in 2003, delivered annualized benefits of approximately $80 million through the end of 2004. Additional annualized benefits of approximately $35 million are expected during 2005. The opportunities continue to include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, coupled with further footprint consolidation. In addition, the Company has launched a strategic sourcing initiative to more effectively leverage its global spend and lay the foundation for a world-class sourcing and supply chain capability. Incremental benefits of $25 million are expected to be realized from this initiative in 2006.

In the third quarter of 2005, the Company recorded restructuring charges of $5.2 million related to the transformation to the Greif Business System, which had begun prior to October 31, 2004. These restructuring charges totaled $19.2 million for the first nine months of 2005. Management is pleased with the progress of the transformation to the Greif Business System to-date and is continuing to evaluate future rationalization options based on that progress.

In the first nine months of 2005, the Company also recorded $3.9 million of restructuring charges related to the impairment of two facilities, currently held for sale, that were closed during previous restructuring programs.

Financing Arrangements

Net debt outstanding was $360 million at July 31, 2005 compared to $431 million at October 31, 2004 and $592 million at July 31, 2004. Net debt to net capitalization was 33.7 percent at July 31, 2005 compared to 40.7 percent at October 31, 2004 and 49.8 percent at July 31, 2004.

Interest expense was $9.8 million and $10.9 million for the third quarter of 2005 and 2004, respectively. Lower average debt outstanding was partially offset by higher interest rates during the third quarter of 2005 compared to the third quarter of 2004.

Capital Expenditures

Capital expenditures were $22.6 million, excluding timberland purchases of $8.6 million, for the third quarter of 2005 compared with capital expenditures of $14.4 million, excluding timberland purchases of $4.1 million, during the same period last year.

For 2005, capital expenditures are expected to be approximately $75 million, excluding timberland purchases, which would be approximately $25 million below the Company’s anticipated annual depreciation expense.

Company Outlook

Results for the Paper, Packaging & Services business are anticipated to be impacted in the fourth quarter of 2005 by the recently announced containerboard price reductions. This significant factor, coupled with higher energy and other input costs for the Company during 2005, results in management revising its earnings guidance, before special items, to $3.25 to $3.35 from $3.50 to $3.60 per Class A share for 2005.

Management remains optimistic about 2006, based on the expectation of improving market fundamentals from current levels, recent announcements related to the paper and packaging industry’s rationalization of certain capacity, and stabilization of commodity prices, particularly steel. In addition, the Greif Business System will be further embedded, and approximately $25 million of incremental savings are anticipated to be realized from strategic sourcing initiatives in 2006.

Conference Call

The Company will host a conference call to discuss its third quarter of 2005 results on Thursday, September 1, 2005 at 10:00 a.m. ET at (800) 218-0204. For international callers, the number is +1 (303) 262-2131.

The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s Web site approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company provides extensive expertise in steel, plastic, fibre, corrugated and multiwall containers for a wide range of industries. Greif also produces containerboard and manages timber properties in the United States. Greif is strategically positioned in more than 40 countries to serve multinational as well as regional customers. Additional information is on the Company’s Web site at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic or business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the frequency and volume of sales of the Company’s timber and timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended October 31, 2004. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended July 31,		Nine months ended July 31,
	2005	2004	2005	2004
Net sales	$609,046	$584,814	$1,804,570	$1,595,863
Cost of products sold	515,575	484,921	1,524,455	1,337,259

Gross profit	93,471	99,893	280,115	258,604

Selling, general and administrative expenses	52,224	57,105	168,013	163,875
Restructuring charges	5,296	12,324	23,103	39,861
Gain on sale of assets	46,579	1,290	61,117	6,521

Operating profit	82,530	31,754	150,116	61,389

Interest expense, net	9,754	10,885	30,540	33,848
Debt extinguishment charge	—	—	2,828	—
Other income, net	2,401	292	3,608	1,208

Income before income tax expense and equity in earnings of affiliates and minority interests	75,177	21,161	120,356	28,749

Income tax expense	24,344	6,000	37,310	8,337
Equity in earnings of affiliates and minority interests	(121)	(292)	(431)	(460)

Net income	$50,712	$14,869	$82,615	$19,952

Basic earnings per share:
Class A Common Stock	$1.76	$0.52	$2.88	$0.71
Class B Common Stock	$2.63	$0.79	$4.31	$1.06

Diluted earnings per share:
Class A Common Stock	$1.71	$0.51	$2.81	$0.70
Class B Common Stock	$2.63	$0.79	$4.31	$1.06

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Three months ended July 31,		Nine months ended July 31,
	2005	2004	2005	2004
Net sales
Industrial Packaging & Services	$456,593	$436,087	$1,344,039	$1,173,167
Paper, Packaging & Services	151,551	143,621	449,790	406,958
Timber	902	5,106	10,741	15,738

Total	$609,046	$584,814	$1,804,570	$1,595,863

Operating profit
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$36,084	$33,972	$83,174	$70,583
Paper, Packaging & Services	7,929	5,789	27,892	13,577
Timber	109	3,453	6,984	10,928

Total operating profit before restructuring charges and timberland gains	44,122	43,214	118,050	95,088

Restructuring charges:
Industrial Packaging & Services	4,773	10,356	20,380	31,919
Paper, Packaging & Services	523	1,923	2,664	7,757
Timber	—	45	59	185

Restructuring charges	5,296	12,324	23,103	39,861

Timberland gains:
Timber	43,704	864	55,169	6,162

Total	$82,530	$31,754	$150,116	$61,389

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$15,485	$14,474	$47,797	$48,552
Paper, Packaging & Services	7,900	8,871	24,674	26,182
Timber	346	982	1,434	2,400

Total	$23,731	$24,327	$73,905	$77,134

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Three months ended July 31,		Nine months ended July 31,
	2005	2004	2005	2004
Net sales
North America	$329,126	$327,351	$978,817	$900,845
Europe	191,202	179,335	558,688	471,282
Other	88,718	78,128	267,065	223,736

Total	$609,046	$584,814	$1,804,570	$1,595,863

Operating profit
Operating profit before restructuring charges and timberland gains:
North America	$21,229	$20,873	$58,169	$43,029
Europe	15,825	14,560	35,748	31,864
Other	7,068	7,781	24,133	20,195

Operating profit before restructuring charges and timberland gains	44,122	43,214	118,050	95,088
Restructuring charges	5,296	12,324	23,103	39,861
Timberland gains	43,704	864	55,169	6,162

Total	$82,530	$31,754	$150,116	$61,389

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 31, 2005	October 31, 2004
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$70,810	$38,109
Trade accounts receivable	276,352	307,750
Inventories	206,235	191,457
Other current assets	101,236	75,366

	654,633	612,682

LONG-TERM ASSETS
Goodwill	232,091	237,803
Intangible assets	24,550	27,524
Timber note receivable	50,891	—
Other long-term assets	55,092	54,547

	362,624	319,874

PROPERTIES, PLANTS AND EQUIPMENT	844,506	880,682

	$1,861,763	$1,813,238

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$235,547	$281,265
Short-term borrowings	26,050	11,621
Other current liabilities	139,914	144,332

	401,511	437,218

LONG-TERM LIABILITIES
Long-term debt	404,682	457,415
Timber note securitized	43,250	—
Other long-term liabilities	301,657	287,786

	749,589	745,201

MINORITY INTEREST	1,797	1,725

SHAREHOLDERS’ EQUITY	708,866	629,094

	$1,861,763	$1,813,238

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Three months ended July 31, 2005			Three months ended July 31, 2004
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$82,530			$31,754
Restructuring charges	5,296			12,324
Timberland gains	(43,704)			(864)

Non-GAAP – operating profit before restructuring charges and timberland gains	$44,122			$43,214

GAAP – net income	$50,712	$1.71	$2.63	$14,869	$0.51	$0.79
Restructuring charges, net of tax	3,966	0.13	0.21	8,824	0.31	0.46
Timberland gains, net of tax	(27,262)	(0.91)	(1.42)	(619)	(0.02)	(0.03)

Non-GAAP – net income before restructuring charges and timberland gains	$27,416	$0.93	$1.42	$23,074	$0.80	$1.22

	Nine months ended July 31, 2005			Nine months ended July 31, 2004
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$150,116			$61,389
Restructuring charges	23,103			39,861
Timberland gains	(55,169)			(6,162)

Non-GAAP – operating profit before restructuring charges and timberland gains	$118,050			$95,088

GAAP – net income	$82,615	$2.81	$4.31	$19,952	$0.70	$1.06
Restructuring charges, net of tax	16,823	0.56	0.88	28,301	0.98	1.50
Timberland gains, net of tax	(35,578)	(1.20)	(1.86)	(4,375)	(0.15)	(0.23)
Debt extinguishment charge, net of tax	2,059	0.07	0.11	—	—	—

Non-GAAP – net income before restructuring charges, debt extinguishment charge and timberland gains	$65,919	$2.24	$3.44	$43,878	$1.53	$2.33

Note:	During the third quarter of 2005, the Company sold 35,000 acres of timberland holdings in Florida, Georgia and Alabama. The tax effect of the gain for this transaction is calculated using a 38.1 percent tax rate. The other adjustments to reconcile the GAAP to non-GAAP amounts are tax effected using the consolidated effective tax rate excluding the impact of this timberland sale.

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Three months ended July 31,		Nine months ended July 31,
	2005	2004	2005	2004
Industrial Packaging & Services
GAAP – operating profit	$31,311	$23,616	$62,794	$38,664
Restructuring charges	4,773	10,356	20,380	31,919

Non-GAAP – operating profit before restructuring charges	$36,084	$33,972	$83,174	$70,583

Paper, Packaging & Services
GAAP – operating profit	$7,406	$3,866	$25,228	$5,820
Restructuring charges	523	1,923	2,664	7,757

Non-GAAP – operating profit before restructuring charges	$7,929	$5,789	$27,892	$13,577

Timber
GAAP – operating profit	$43,813	$4,272	$62,094	$16,905
Restructuring charges	—	45	59	185
Timberland gains	(43,704)	(864)	(55,169)	(6,162)

Non-GAAP – operating profit before restructuring charges and timberland gains	$109	$3,453	$6,984	$10,928